Exhibit 99.6

Noble Innovations, Inc. Announces Sale and Shipment of First Products

Monday October 29, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC:NBIV - News) announced today that it has sold and shipped its first products. Last week, Noble shipped the first of the Viridian™ Truly Tankless water heaters which were sold in early October shortly after production began. The Company began recording sales in early October with current shipments and installation continuing through October 29, 2007. The products are the first viable tankless water heaters that can be used for whole-house application and represent a major technological advancement for the $4 billion water heaters industry. The introduction of Noble’s Viridian™ product line coincides with an unprecedented shift in consumers’ focus toward reducing the use of natural resources. The Viridian™ is the perfect solution for these consumers and is the first of many such product lines to be released by Noble.

According to James Cole, President and CEO of Noble Innovations, Inc., “I am very pleased that Noble Innovations has been able to achieve its primary goal of shipping products in October on time and within budget. Of all the plans in place, none is more important for our shareholders than selling product and growing revenue.” Cole went on to say, “It is very exciting to be leading our team into the next phase of Noble’s business plan. Since beginning production of the Viridian™ product line, our team has been able to shift its focus to marketing and sales.”

As previously announced, the formal launch of Noble’s Viridian™ Truly Tankless water heater is scheduled for February 2008 at the International Builders’ Show in Orlando. For many of the 100,000 or more who will attend, it will be the first opportunity to learn about the benefits of the Viridian’s™ patented design, superior efficiency and performance, and competitive pricing. Noble Innovations' sales and distribution network is being assembled and the marketing plan is being deployed in advance of February’s nationwide product launch.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the early stages of sales and production of products.

Forward Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's having attended the Excellence in Building Conference & Expo; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, President & CEO, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

www.noblecares.com